Exhibit 99.9

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “1933 ACT”)

US $2,000,000.00

MAX SOUND CORPORATION

8% CONVERTIBLE REDEEMABLE NOTE

April 8, 2016

FOR VALUE RECEIVED, Max Sound Corporation. (the “Company”) promises to pay to the order of The Vechery Family Trust and its authorized successors and permitted assigns (“Holder”), the aggregate principal face amount of two million dollars exactly (U.S. $2,000,000.00) on April 8, 2017 (“Maturity Date”) and to pay interest on the principal amount outstanding hereunder at the rate of 8% per annum commencing on April 8, 2016. Holder will fund $600,000 by 4-11-16, of which along with the $1,000,000 already funded, will total $1,600,000. Holder at its sole option, can fund the remaining $400,000 upon any one of these three 3 events. (1) License PO from Luna Mobil or Santok or any other Licensee, or (2) Stock dividend from IMHC deal being signed, or (3) Max Sound’s agreement with VSL being upheld in court. The interest will be paid to the Holder in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note. The principal of, and interest on, this Note are payable to the Holder, initially, and if changed, last appearing on the records of the Company as designated in writing by the Holder hereof from time to time. The Company will pay each interest payment and the outstanding principal due upon this Note before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Note by check or wire transfer addressed to such Holder at the last address appearing on the records of the Company. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Note to the extent of the sum represented by such check or wire transfer. Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein.

1. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

2. The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

3. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (“Act”) and applicable state securities laws. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted (“Notice of Conversion”) in the form annexed hereto as Exhibit A. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

4. (a) The Holder of this Note is entitled, at its option, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock (the “Common Stock”) without restrictive legend of any nature, at a price (“Conversion Price”) for each share of Common Stock equal to 65% of the average of the three lowest daily VWAP’s with a 10 day look back of the Common Stock as reported on the National Quotations Bureau OTCQB exchange which the Company’s shares are traded or any exchange upon which the Common Stock may be traded in the future (“Exchange”), including the day upon which a Notice of Conversion is received by the Company (provided such Notice of Conversion is delivered by fax, email or other electronic method of communication to the Company after 4 P.M. Eastern Standard or Daylight Savings Time if the Holder wishes to include the same day closing price). If the shares have not been delivered within 3 business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 3 business days of receipt by the Company of the Notice of Conversion. Once the Holder has received such shares of Common Stock, the Holder shall surrender this Note to the Company, executed by the Holder evidencing such Holder’s intention to convert this Note or a specified portion hereof, and accompanied by proper assignment hereof in blank. Accrued, but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.

(b) Interest on any unpaid principal balance of this Note shall be paid at the rate of 8% per annum. Interest shall be paid by the Company in Common Stock (“Interest Shares”). Holder may, at any time, send in a Notice of Conversion to the Company for Interest Shares based on the formula provided in Section 4(a) above. The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of this Note to the date of such notice.

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(c) During the first six months this Note is in effect, the Company at its option may redeem this Note by paying to the Holder an amount as follows: (i) if the redemption is within the first 90 days this Note is in effect, then for an amount equal to 130% of the unpaid principal amount of this Note along with any interest that has accrued during that period, (ii) if the redemption is after the 90th day this Note is in effect, but less than the 181st day this Note is in effect, then for an amount equal to 140% of the unpaid principal amount of this Note along with any accrued interest. This Note may not be redeemed by the Company after 180 days with the exception of repayment terms ( See Exhibit B Attached ). The redemption must be closed and paid for within 3 business days of the Company sending the redemption demand or the redemption will be invalid and the Company may not redeem this Note.

(d) Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, other than a forward or reverse stock split or stock dividend, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a “Sale Event”), then, in each case, the Company shall, upon request of the Holder, redeem this Note in cash for 150% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

(e) In case of any Sale Event (not to include a sale of all or substantially all of the Company’s assets) in connection with which this Note is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Note and at the same Conversion Price, as defined in this Note, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

5. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

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The Company hereby expressly waives demand and presentment for payment, notice of non- payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

6. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

7. If one or more of the following described “Events of Default” shall occur:

(a) The Company shall default in the payment of principal or interest on this Note or any other note issued to the Holder by the Company; or

(b) Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note, or the Securities Purchase Agreement under which this note was issued shall be false or misleading in any respect; or

(c) The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note or any other note issued to the Holder; or

(d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of fifty thousand dollars ($50,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h) The Company shall have defaulted on or breached any term of any other note of similar debt instrument into which the Company has entered and failed to cure such de fault within the appropriate grace period; or

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(i) The Company shall have its Common Stock delisted from an exchange (including the OTCQB exchange) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than 10 consecutive days;

(j) If a majority of the members of the Board of Directors of the Company on the date hereof are no longer serving as members of the Board;

(k) The Company shall not deliver to the Holder the Common Stock pursuant to paragraph 4 herein without restrictive legend within 3 business days of its receipt of a Notice of Conversion; or

Then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall accrue at a default interest rate of 16% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 8(k) the penalty shall be $250 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Company. This penalty shall increase to $500 per day beginning on the 10th day.

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Company for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

8. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

9. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

The Company represents that it is not a “shell” issuer and has never been a “shell” issuer or that if it previously has been a “shell” issuer that at least 12 months have passed since the Company has reported form 10 type information indicating it is no longer a “shell issuer. Further. The Company will instruct its counsel to either (i) write a 144-3(a(9) opinion to al low for salability of the conversion shares or (ii) accept such opinion from Holder’s counsel.

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1. The Company will give the Holder direct notice of any corporate actions, including but not limited to name changes, stock splits, recapitalizations etc. This notice shall be given to the Holder as soon as possible under law.

2. This Note shall be governed by and construed in accordance with the Laws of Delaware applicable to contracts made and wholly to be performed within the State of California County of San Diego and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of California County of San Diego. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

Dated: April 8, 2016

MAX SOUND CORPORATION

By:	/s/ Greg Halpern
Greg Halpern - Chairman & CFO

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EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ___________ of the above Note into _____________ Shares of Common Stock of Max Sound Corporation. (“Shares”) according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion: ________________________________________________________

Applicable Conversion Price: _________________________________________________

Signature: ________________________________________________________________

[Print Name of Holder and Title of Signer]

Address:

SSN or EIN: __________________________

Shares are to be registered in the following name: __________________________________________________________

Name: ___________________________________________________________________

Address: _________________________________________________________________

Tel: _________________________________

Fax: _________________________________

SSN or EIN: ___________________________

Shares are to be sent or delivered to the following account:

Account Name: ____________________________________________________________

Address: _________________________________________________________________

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EXHIBIT B

MEMORANDUM OF TERMS

CONVERTIBLE DEBT FINANCING

Closing on or before 4-11-16

This memorandum summarizes the principal terms proposed to THE VECHERY FAMILY TRUST, with an address of 16035 East Arrow Highway, Irwindale, CA 91706 (the “Investor), with respect to a private investment of $1,000,000 with the sole option of increasing to $2,000,000 of the convertible debt securities of Max Sound Corporation, a Delaware corporation (the “Company”).

Proposed Purchase

The Investor offers a private purchase of Convertible Securities (“Notes”) on the following terms:

Issuer:	Max Sound Corporation, a Delaware corporation

Security, Term and Maturity:	Convertible note, 12 months term

Total Amount of Offering:	$2,000,000 ($1,000,000 Already Funded)

Type of Notes:	All Notes will be Rule 144 Notes and will be eligible for conversion into shares 6 month after the issuance of the Notes at which time any or all notes may be converted into free trading shares.

Notes funding	VECHERY will fund $600,000 by 4-11-16 of which along with the $1,000,000 already funded will total $1,600,000. VECHERY at its sole option can fund the $400,000 upon any one of the three 3 events.

1.	License PO from Luna Mobil or Santok or any other Licensee

2.	Stock dividend from IMHC deal being signed

3.	Max Sound’s agreement with VSL being upheld in court

Conversion Discount:	The principal and accrued interest under the Notes will be convertible into shares of Common Stock of the Company with a 35% discount to market priced at the average of the three (3) lowest daily VWAPs with a 10-day look back.

Interest Rate on Note:	The Notes shall bear annual interest of 8%

Prepayments:	During the first six months this Note is in effect, the Company may redeem this Note at its option by paying to the Holder an amount as follows: (i) if the redemption is within the first 90 days this Note is in effect, then for an amount equal to 130% of the unpaid principal amount of this Note along with any interest that has accrued during that period, (ii) if the redemption is after the 90th day this Note is in effect, but less than the 181st day this Note is in effect, then for an amount equal to 140% of the unpaid principal amount of this Note along with any accrued interest. This Note may not be redeemed by the Company after 180 days.

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MAXD Stock:	With I he 1st $1,000,000 funding VECHERY will convert 35,000,0000 shares of MAXD at a basis of .0018. VECHERY has the option of funding 2nd $1,000,000. VECHERY will convert 35,000,000 shares for a total of 70,000,000 shares.

Leakage Agreement:	VECHERY will sell only 10% of the daily volume until notes are paid in full using Glendale Securities.

VSL Licensing %:	Upon funding of the 1st $1,000,000, VECHERY will receive 10% in perpetuity of all MAXD licensing proceeds on all infringers of the ODT (Optimized Data Transmission) patents throughout the life of the patent revenue. Upon VECHERY at its option funding the 2nd $600,000 licensing proceeds will be increased to 16% in perpetuity.

Licensing Revenue:	Until all the original balances of outstanding VECHERY Notes are repaid, 40% of all license revenue received by Maw Round will be paid to VECHERY and be applied as payments to existing original note balance’s including, any notes balances that are beyond the 6-rnonth rule.

Preferred Shares Lien:	Greg Halpern will allow a lien on his Preferred Shares, excluding voting rights, under any of the following conditions:

1.	The MAXD stock market trading ceases for at least 45 trading days and VECHERY cannot sell shares.

2.	This note goes into default without such default being cured within 90 days.

Lien Release Provisions:	VECHERY will release lien under any of the following conditions:

1.	VECHERY converts any portion of his existing notes with MAXD into MAXD stock, and is then able to sell in the market, receiving back the investment of $I,600,000 (One Million six hundred thousand dollars) relating to the current Funding term sheet. Or if VECHERY at his sole option funds the second $400,000, then the Lien will stay in place until the second $1,000,000 is returned from selling converted MAXD shares in the market,

2.	Proceeds From Licensing of MAXD or VSL recover initial investment of (I.) above.

3.	MAXD shares trade at or above .05 30-day Avg share price for 120 days.

4.	Stock dividend on the completion of the IMHC deal allowing VECHERY to recover his initial investment related to this term sheet.

/s/ John Blaisure	/s/ Harvey Vechery, as co-trustee of The Vechery Family Trust DTD 10/9/84
John Blaisure CEO - Max Sound Corp.	Harvey Vechery

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